Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement on Form S-3 of Jones Lang LaSalle Incorporated filed on June 9, 2009 of our report dated February 19, 2009 relating to our audit of the consolidated financial statements of Staubach Holdings, Inc. as of and for the year ended June 30, 2008 which are included in the Current Report on Form 8-K filed by Jones Lang LaSalle Incorporated on June 9, 2009. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

June 9, 2009

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.